Business Assets Sales Contract

BY THIS AGREEMENT, WG Technologies, Inc., an Illinois Corporation, hereinafter
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referred to as the 'Purchaser', hereby agrees to purchase from Paladyne Corp.
(DBA "WG Controls, Inc." and "WG Telecom, Inc."), hereinafter referred to as the
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'Seller', who hereby agrees to sell to the Purchaser, certain of the assets of the business known as WG Controls, Inc. and WG Telecom, Inc., located at 168 E.
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Highland Ave., Suite 300, Elgin, IL 60120, including (if any), goodwill, equipment, tools, furniture, fixtures, trade/business names, trademarks, copyrights, leases, service contracts, outstanding Manufacturer Rep Agreements, accounts receivable, telephone numbers. (See Exhibit A).

1) SPECIFIC INCLUSIONS - Specifically included as assets of the business for purposes of this agreement are the following: all right and title to the trade names "WG Controls, Inc." and WG Telecom, Inc.", "WG Controls" and WG Telecom"; computers and software and customer data contained therein.

2) SPECIFIC EXCLUSIONS - Specifically excluded as assets of the business for purposes of this agreement are the following: the capital stock of the corporate entities "WG Controls, Inc." and "WG Telecom, Inc.", cash on hand at closing, and office furniture of Randall Thompson listed on Exhibit B.

3)   CONSIDERATION -

     A)   The Purchaser shall pay $275,000.00 as follows:

          i)   $100,000 at closing

          ii) $150,000 concurrently with the full and final payment, by Seller, of (i) all employee expenses through May 28, 1999, (ii) the debt payment due on May 31, 1999 as discussed below, and (iii) all employee sales commissions earned through March 31, 1999, and
               (iv) true-up of Randall Thompson's bonus through May 31, 1999. Seller commits to meeting these final obligations no later than June 15, 1999. If, upon full payment by Seller of its obligations Purchaser is unable to make its payment of $150,000, the Purchaser agrees to a penalty of $500 per week for each portion of a week it does not make payment. If Purchaser is unable to make payment by July 1, 1999, Seller will refund Purchaser's $100,000 down payment, net of a $10,000 penalty, the amount of which the Seller agrees to, and the transaction will be deemed null and void.

          iii) $25,000 in accordance with a promissory note payable to seller in full on June 1, 2001 with interest at the rate of 8% per annum. (Exhibit C)

          B) Purchaser further agrees to assume any amounts due to the Estate of James M. Gleason, Shirley D. Gleason, James D. Gammon, and

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               Michael S. Concialdi. Such amounts are due to these individuals as a result of the original purchase of WG Controls, Inc. and WG Telecom, Inc. by Paladyne Corp (known then as Synaptx Worldwide, Inc.) on January 1, 1998. The specific amounts due are as follows:

               (i)   Estate of James M. Gleason and
                       Shirley D. Gleason                        $175,539.98
               (ii)  James D. Gammon                             $ 14,500.00
               (iii) Michael S. Concialdi                        $ 14,500.00

                    The amount due to the Estate of James M. Gleason and Shirley
                    D. Gleason assumes seller makes its contractually obligated payment on May 31, 1999, which Seller agrees to do.

                    Such assumption by Purchaser will be evidenced by separate agreements with each party and countersigned by the purchaser (Exhibits D, E, F).

4) CASH FLOW - Purchaser shall have the right to collect and retain all sums paid to WG Technologies, WG Controls and WG Telecom for amounts attributable to June receipts and beyond. Specifically, Seller is entitled to the next commission payment from each of the Principals detailed on Exhibit G.

5) CLOSING - Closing shall take place on, or about May 28, 1999 or as further agreed to, at the offices of the Seller, or at a place further agreed to. Seller agrees to deliver possession of all of the business assets provided for herein at closing.

6) RESTRICTIVE COVENANT - Seller agrees not to compete with the business which is the subject of this contract or to use a similar name for a similar business within the State of Illinois for a period of 4 years, either as an owner, operator, director, officer, manager, salesman or otherwise, without specific permission of the Purchaser.

7) LEASE - The parties agree to enter into a sub-lease agreement subsequent to closing, but no later than June 11, 1999 for office space currently occupied by the subject business. (Exhibit H).

8) PRORATIONS - Purchaser and Seller agree to prorate any mutually agreeable bills for operating expenses received subsequent to the closing date.

9) DAMAGE TO ASSETS - If prior to closing, any of the fixtures, equipment or other property to be conveyed under this contract shall be destroyed or materially damaged by fire or other casualty, or taken by eminent domain, this contract, at the option of the Purchaser, shall become null and void. Any risk of loss to any property to be conveyed under this contract shall be borne by the Seller until closing.

10)  NOTICES - All notices herein required shall be in writing. Notice to the

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     attorney representing either party shall be acceptable as notice upon the parties themselves. Notice may be delivered by US Mail or by electronic facsimile transmission. Facsimile transmissions shall be acceptable as the original for purposes of notice herein.

11) CONTINUATION OF BUSINESS ACTIVITIES - Until closing, the Seller shall continue to operate the business in the manner in which it is being operated at the date of the offer to purchase, shall maintain the goodwill of the business, and shall maintain all other business assets in the same condition as they existed at the time of the offer to purchase, ordinary wear and tear excepted.

12)  ADDITIONAL REQUIRED DOCUMENTS - The Seller shall provide to the Purchaser:

     A) A Bill of Sale vesting title in the Purchaser in and to all of the assets being sold hereunder, free and clear of all encumbrances and liabilities, and containing the usual warranties of title (Exhibit I) when purchaser fulfills his obligations under Section 3, A, (ii).

13)  SELLER'S REPRESENTATIONS - Seller represents, warrants and agrees:

     A) that the Seller has paid or will pay all employees of WG Controls, Inc./WG Telecom, Inc. all commissions due to them through and including March 31, 1999. Seller may make any payments due to employees from the proceeds at closing.

     B) that Seller has good title and authority to sell the assets of the business and enter into the execution of this contract.

     C) that the Seller has not been notified by any governmental agency of any defects in the business premises that would interfere with the lawful operation of the business by the Purchaser, and that the Seller will advise the Purchaser in writing of any such defects that come to the Seller's attention prior to the completion of the sale, and that all of the business assets are now and will be at the time of closing in a condition satisfactory for the use intended in the operation of the business.

     D) that the business assets to be transferred are free of any liens or encumbrances, and that the Seller shall obtain any governmental approvals and give any notices required by law or otherwise necessary to avoid liens upon the business assets. If necessary, Seller may pay any creditors from the proceeds of the sale of the business assets to the Purchaser.

     E) that the Seller has not entered into any contracts, leases or other agreements with respect to the business that have not been disclosed in writing to the Purchaser.

     F) that there are no suits, claims or other proceedings in law or equity pending, or to the Seller's knowledge threatened, against the Seller or the assets to be transferred, and there are no judgements outstanding against the Seller or the assets to be transferred.

     G) that the Seller does not have a power of attorney outstanding with respect to the business.

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     H)   that the Seller shall indemnify and hold harmless the Purchaser and the Purchaser's successors and assigns from all demands, claims, actions assessments, losses damages and attorney's fees and costs resulting from the operation of the business prior to closing. Randall Thompson, as former President of WG, Controls, Inc., asserts that he is unaware of any potential claims and/or pending or threatened actions.

14) HEADINGS - The headings herein contained are for reference purposes only and shall not be considered as part of or in construing this agreement.

15) MISCELLANEOUS - Seller agrees to release all employees of the business from non-compete contracts and employment agreements with no harm to either party. (Exhibits J and K). Purchaser expressly agrees to hire all current employees of WG Controls and WG Telecom as listed on Exhibit L. Listed employees will cease to be employees of Paladyne Corporation or any of its subsidiaries on June 1, 1999.






Executed this 27th day of May, 1999.


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         Purchaser                                       Seller
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WG Technologies, Inc.                       Paladyne Corp.

by:/s/ Randall R. Thompson                  by:/s/ Ronald L. Weindruch
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Randall R. Thompson, its President          Ronald L. Weindruch, President & CEO